                                                                     EXHIBIT 2.6

                    SEVERANCE, WAIVER AND RELEASE AGREEMENT
                    ---------------------------------------


     This Waiver and Release Agreement ("Agreement") is entered into by and between Robert Klosterman ("Employee") and NTN Communications, Inc. ("Company"). The Company will provide Employee with a basic severance benefit of two weeks base pay without entering into this Agreement. However, should Employee enter into this Agreement, Employee will receive the increased benefits set forth in Paragraphs 2a and 2b hereof. Employee has decided to enter into this Agreement.

     1. Company and Employee mutually agree to resolve all differences by entering into this Agreement, under which Employee's employment shall end effectively as of December 31, 1996, as part of a reduction in force.

     2. As consideration for the promises and covenants given by Employee in this Agreement, Company agrees to the following:

         a. Assuming Employee elects COBRA coverage, Company shall pay Employee's COBRA premium for medical benefits through April 30, 1997. Employee will receive the same coverage as current medical coverage through April 30, 1997.

         b. Employee shall receive as severance payment the cash amount of $50,000.00, less appropriate withholdings.

         c. Employee shall also receive the total amount of $17,846.83 payable $2,926.06 per month for 6 months commencing from the date of completed execution of this Agreement in payment for accrued vacation, from which appropriate withholdings shall be deducted.

         d. Employee is presently indebted to Company in the principal amount of $237,382.69, which indebtedness is represented by a promissory note dated as of April 10, 1996 (the "Note"). Employee and Company agree that the Note shall be cancelled and shall be of no further force and effect. Company shall return the cancelled Note to Employee. Company may withhold from all amounts due to Employee herein all payroll taxes relating to the cancellation of the Note.

         e. Employee shall return the following option to Company for cancellation:


     No. of Shares       Exercise Price
     -------------       --------------
         6,000                $6.50
         8,000                $6.375
         8,000                $4.50
         5,000                $3.50

                                      1.

         f. Employee has previously been granted 15,000 non-qualified stock options at an exercise price of $2.00 per share with an expiration date of July 17, 1997. These non-qualified stock options shall be immediately vested and Company shall waive any provision that requires the exercise of such options within a specified time period following termination. Further, the expiration date will be extended to July 17, 1998.

     3. In consideration and in return for the promises and covenants undertaken herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, Employee releases and discharges Company and its parent, subsidiary and related entities, past and present, and their trustees, officers, directors, employees and/or agents (referred to collectively as "Releasees") from any and all claims, demands, payments, wages, agreements, obligations and causes of action arising out of or in any way connected with any transactions, occurrences, acts or omissions, whether known or unknown, suspected or unsuspected, arising out of Employee's employment relationship with Company, or Employee's separation from employment, or from any other cause or act or omission by or on the part of Releasees, or any of them, that occurred on or before the Effective Date of this Agreement. EMPLOYEE ALSO SPECIFICALLY AGREES TO WAIVE ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, SEXUAL ORIENTATION, DISABILITY, MEDICAL CONDITION, OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING WITHOUT LIMITATION, TITLE VII, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT AND THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED ON AN ACTION FILED BY EMPLOYEE OR BY A GOVERNMENT AGENCY. Employee agrees that Employee's employment with Company will end irrevocably, and will not be resumed again at any time in the future, unless Company seeks Employee out for employment and Employee accepts.

     4. Employee expressly waives any and all rights and benefits conferred by the provisions of Section 1542 of the California Civil Code and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action referred to above. Section 1542 provides:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Having been so apprised, Employee nevertheless hereby voluntarily elects to and does waive the rights described in Civil Code Section 1542 and elects to assume all risks for claims that now exist in Employee's favor, known or unknown, that are released under this Agreement.

                                      2.

     5. Employee acknowledges Company has hereby advised Employee in writing to discuss this Agreement with an attorney before executing it and that Company has provided Employee at least forty-five (45) days within which to review and consider that Agreement before signing it. If Employee decides not to use all 45 days, then Employee knowingly and voluntarily waives any claims that Employee was not, in fact, given that period of time or did not use the entire forty-five
(45) days to consult an attorney and/or to consider this Agreement. Employee may revoke this Agreement for up to seven (7) calendar days following its execution by delivering in writing such a revocation to Gerry Sokol no later than 5:00 p.m. on the seventh day following execution of this Agreement by Employee. If Employee does not revoke this Agreement within the time specified, it shall become effective at 12:00:01 a.m. on the eighth day after it is signed by the Employee (the "Effective Date"). If Employee revokes the Agreement, Employee will not receive the benefits listed under Paragraph 2 above. If Employee does not revoke the Agreement, the Employee will receive the benefits listed under Paragraph 2a and payment of the severance benefit under Paragraph 2b will be made on the Effective Date.

     6. As conditions of this Agreement, Employee: a) agrees to comply with all policies and procedures of Company; b) represents that all Company property, including but not limited to keys and credit cards, has been returned to Company; and c) agrees to cooperate with Company in arranging for an orderly transfer of files and projects.

     7. This Agreement shall be construed in accordance with, and be deemed governed by, the laws of the State of California. This Agreement is intended as the final, complete and exclusive statement of the terms of the parties' agreement and cannot be modified in any respect except in writing signed by Employee and Company's authorized representative. This Agreement shall supersede all previous contracts or agreements, whether written or oral, between Company and Employee.

     I have read the foregoing SEVERANCE, WAIVER AND RELEASE AGREEMENT, and I accept and agree to the provisions contained herein and hereby execute it voluntarily and with full understanding of its consequences.

READ CAREFULLY, THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:
       -------------------    ---------------------------------------
                              NTN COMMUNICATIONS, INC.


Date:
       -------------------    ---------------------------------------
                              ROBERT KLOSTERMAN

                                      3.

                                SETTLEMENT TERMS
                                ----------------

BOB KLOSTERMAN (Complete Termination)
--------------

1.   Cash severance                                               $ 50,000

2.   Pay out accrued vacation of $17,556.33 over 6 months @ $2,926.06 per month.

3.   Forgive tax note                                            $237,382.69

4.   Return the following options to NTN for cancellation:


     No. of Shares           Exercise Price
     -------------           --------------
     6,000                   $6.50
     8,000                   $6.375
     8,000                   $4.50
     5,000                   $3.50

5. Extend 15,000 (non-qualified) options @ $2.00 to 7/17/97: Company to waive provision requiring exercise within specified time period following termination.

6.   Complete release

                                      4.

                                SETTLEMENT TERMS
                                ----------------

DON KLOSTERMAN (Remains a Director)
--------------

1.   Forgive tax note                                                $1,179,043

2.   Return 150,000 stock options to NTN for cancellation:

          30,000 @ $8.25
          70,000 @ $8.25
          50,000 @ $5.75

3.   Pat Downs to return 184,000 stock options @ $4.75 to NTN for cancellation.

4.   Dan Downs to return 234,000 stock options @ $4.75 to NTN for cancellation.

5.   Keep intact the following warrants:


     No. of Shares             Exercise Price    Expiration Date
     -------------             --------------    ---------------
     200,000                        $2.00            6/15/97


                                      5.